EXHIBIT 99.1

NGP Capital Resources Company Announces Second Quarter 2012 Financial Results and Portfolio Activity

HOUSTON, Aug. 7, 2012 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) (the "Company") today announced its financial results for the second quarter of 2012.

Highlights for the quarter ended June 30, 2012:

Net asset value: $198.6 million, or $9.29 per share
Quarterly dividends declared: $0.13 per share

Operating Results:
Total investment income: $5.3 million
Net investment income: $2.6 million, or $0.12 per share
Net unrealized loss on investments: $1.5 million, or $0.07 per share
Net increase in net assets resulting from operations: $1.1 million, or $0.05 per share

Portfolio and Investment Activity:
New investments in portfolio securities during the quarter: $27.8 million
Redemption of portfolio securities during the quarter: $9.5 million
Fair value of portfolio investments at June 30, 2012: $149.4 million
Weighted average yield on portfolio investments: 11.4%
Number of portfolio companies at June 30, 2012: 18

Portfolio and Investment Activity

In April 2012, we funded a $25.0 million participation in a $2 billion Senior Notes offering by Everest Acquisition, LLC, or Everest. Everest is owned by a group of investors led by Apollo Global Management, LLC. Proceeds of the Senior Notes offering were used to finance Everest's acquisition of all of El Paso Corporation's U.S. oil and gas exploration and production assets. The Everest Senior Notes are unsecured, earn interest at a rate of 9.375% per annum, and are due May 1, 2020.

In May 2012, we purchased in the secondary market an additional $2.7 million of the Southern Pacific Resource Corporation, or STP, $275 million Second Lien Term Loan, or the STP Term Loan. The STP Term Loan matures in January 2016 and earns interest payable quarterly at an annual rate LIBOR + 8.5% with a 2% LIBOR floor or Prime + 7.5% with a 3% Prime floor. This purchase increases our total investment in the STP Term Loan to $9.8 million, with an aggregate cost of $9.9 million.

During the second quarter of 2012, we received principal repayments totaling $9.5 million, primarily consisting of the final repayment of $4.9 million by Tammany Oil & Gas, LLC and partial repayments of $4.6 million from ATP Oil & Gas Co., or ATP.

At June 30, 2012, our targeted investment portfolio consisted of 18 portfolio companies with an aggregate fair value totaling $149.4 million. The weighted average yield on targeted portfolio investments (on a cost basis and exclusive of capital gains or losses) was 11.4% at June 30, 2012, compared to 11.6% at December 31, 2011 and 9.1% at June 30, 2011.

On July 3, 2012, we advanced an additional $25.0 million to ATP under our limited-term overriding royalty interest, or ORRI, in certain offshore oil and gas producing properties operated by ATP in the Gulf of Mexico. As consideration for this additional investment with ATP, we obtained a 5.0% limited-term ORRI in ATP's Telemark properties, to supplement the 10.8% ORRI in ATP's Gomez field properties. This investment represents a real property interest in these properties operated by ATP. Royalty payments received under this arrangement are first applied to interest at a rate of 13.2%, with any excess being applied to principal.

On July 10, 2012, we acquired $50.0 million of redeemable Preferred Units in a private oil and gas limited partnership (the "Partnership") engaged in the acquisition, exploration and development of oil and natural gas properties in South Louisiana and the shallow waters of the Gulf of Mexico. The Partnership is a well-established Gulf Coast operator with an experienced management team with whom we have invested twice previously. The Preferred Units earn quarterly cash dividends, plus an additional cash payment or limited partnership interest distributable upon redemption.

Operating Results – Three months ended June 30, 2012

Investment income totaled $5.3 million for the quarter ended June 30, 2012, compared to $9.1 million in the corresponding quarter of 2011. The decrease in 2012 was primarily attributable to the recognition, in the three-month period ended June 30, 2011, of $4.5 million of previously unrecognized PIK interest on Tranche B of a Term Loan issued to Alden Resources, LLC, partially offset by the reserve of $0.6 million of previously recorded interest from BioEnergy Holding, LLC and Bionol Clearfield, LLC. Operating expenses for the second quarter of 2012 were $2.7 million, decreasing $0.7 million, or 21%, compared to the second quarter of 2011, primarily as a result of lower base management fees on the lower total asset balances. The resulting net investment income was $2.6 million, or $0.12 per share, for the quarter ended June 30, 2012, compared to $5.7 million, or $0.26 per share, for the quarter ended June 30, 2011.

We did not realize any significant gains or losses on investments during the three months ended June 30, 2012. For the three months ended June 30, 2011, we recognized net realized capital gains of $1.0 million resulting from the sale of our royalty interests associated with our investment in Greenleaf Investments, LLC.

During the three months ended June 30, 2012, we recorded $1.5 million of net unrealized depreciation on portfolio investments, largely due to decreases in the estimated fair value of our investments in Black Pool Energy Partners, LLC of $2.0 million and Globe BG, LLC of $0.9 million, partially offset by increases in the values of our investments in Castex Energy Development Fund, LP of $1.1 million and Everest of $0.9 million. Net decreases in the estimated fair value of remaining investments totaled $0.6 million during the quarter.

In May 2012, we repurchased a total of 250,029 shares of our common stock in the open market at an average price of $6.51 per share, totaling $1.6 million, in accordance with the stock repurchase plan approved by the Board of Directors in November 2011.  Under the terms of the stock repurchase plan, we have remaining authorization to repurchase up to an additional $8.4 million of common stock.

Overall, we had a net increase in net assets resulting from operations of $1.1 million, or $0.05 per share, for the three months ended June 30, 2012. Our common stock repurchases had a $0.04 per share positive impact on net asset value and, after declaring dividends during the period of $0.13 per common share, our net asset value decreased from $9.33 per common share as of March 31, 2012 to $9.29 per common share as of June 30, 2012.

Liquidity and Capital Resources

At June 30, 2012, we had cash and cash equivalents totaling $121.4 million. The amount outstanding under our Investment Facility at June 30, 2012 was $71.3 million and no additional amount was available for borrowing. We repaid $43.8 million of the balance outstanding on our Investment Facility in July 2012. Factoring in the $25 million investment in ATP and $50 million investment in the Partnership in July, our available capital for new investment is now approximately $44 million. In addition, we have a $30 million Treasury Facility available to invest in U.S. Treasury Bills. As of June 30, 2012, we had $10.0 million of outstanding indebtedness under the Treasury Facility and $20.0 million was available. We repaid the $10.0 million balance outstanding on our Treasury Facility in July 2012.

Conference Call at 11:00 a.m. Eastern Time on August 7, 2012

We invite all interested persons to participate in our conference call on Tuesday, August 7, 2012 at 11:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers should dial (760) 666-3609.  We will maintain an audio replay of the call from 2:00 p.m. Eastern Time on August 7, 2012 through midnight August 13, 2012. The replay dial-in numbers are (855) 859-2056 in the U.S. and (404) 537-3406 for international callers. The replay pass code is 12165057. The call will also be accessible via the internet, on our Investor Relations page at www.ngpcrc.com.

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	June 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Investments in portfolio securities at fair value
Control investments - majority owned (cost: $0 and $0, respectively)	$ --	$ 150
Affiliate investments (cost: $37,587 and $36,778, respectively)	13,703	13,498
Non-affiliate investments (cost: $139,625 and $135,824, respectively)	135,690	131,409
Total portfolio investments	149,393	145,057
Investments in U.S. Treasury Bills at fair value (cost: $10,202 and $0, respectively)	10,202	--
Total investments	159,595	145,057
Cash and cash equivalents	121,382	106,570
Accounts receivable and other current assets	210	1,442
Interest receivable	1,066	792
Prepaid assets	2,188	2,720
Total current assets	124,846	111,524
Total assets	$ 284,441	$ 256,581

Liabilities and net assets
Current liabilities
Accounts payable and accrued expenses	$ 702	$ 739
Management and incentive fees payable	1,064	1,190
Payables for investment securities purchased	--	417
Dividends payable	2,779	3,893
Income taxes payable	23	66
Short-term debt	10,000	--
Total current liabilities	14,568	6,305
Deferred tax liabilities	7	10
Long-term debt	71,313	50,000
Total liabilities	85,888	56,315
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 21,378,173 and 21,628,202, shares issued and outstanding	21	22
Paid-in capital in excess of par	253,849	255,486
Undistributed net investment income (loss)	(286)	(518)
Undistributed net realized capital gain (loss)	(30,322)	(30,286)
Net unrealized appreciation (depreciation) on investments	(24,709)	(24,438)
Total net assets	198,553	200,266
Total liabilities and net assets	$ 284,441	$ 256,581
Net asset value per share	$ 9.29	$ 9.26

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2012	2011	2012	2011
Investment income
Interest income:
Control investments - majority owned	$ --	$ 5,810	$ --	$ 7,166
Affiliate investments	431	(321)	809	631
Non-affiliate investments	4,445	3,039	9,284	6,518
Royalty income, net of amortization:
Control investments - majority owned	--	202	--	680
Non-affiliate investments	162	271	308	527
Other income	273	59	529	93
Total investment income	5,311	9,060	10,930	15,615
Operating expenses
Interest expense and bank fees	324	457	658	767
Management and incentive fees	1,064	1,592	2,148	2,925
Professional fees	320	236	522	435
Insurance expense	181	182	361	365
Other general and administrative expenses	769	898	1,610	1,726
Total operating expenses	2,658	3,365	5,299	6,218
Income tax provision (benefit), net	11	8	24	18
Net investment income	2,642	5,687	5,607	9,379
Net realized capital gain (loss) on investments
Control investments - majority owned	(6)	--	(36)	81
Non-affiliate investments	--	985	--	378
Total net realized capital gain (loss) on investments	(6)	985	(36)	459
Net unrealized appreciation (depreciation) on investments
Control investments - majority owned	--	(12,665)	(150)	(9,238)
Affiliate investments	(85)	(10,343)	(605)	(21,538)
Non-affiliate investments	(1,462)	(59)	481	1,282
Benefit (provision) for taxes on unrealized
appreciation (depreciation) on investments	1	1	3	3
Total net unrealized appreciation (depreciation)
on investments	(1,546)	(23,066)	(271)	(29,491)
Net increase (decrease) in net assets resulting from operations	$ 1,090	$ (16,394)	$ 5,300	$ (19,653)
Net increase (decrease) in net assets resulting from operations per common share	$ 0.05	$ (0.76)	$ 0.25	$ (0.91)

Dividends declared per common share	$ 0.13	$ 0.18	$ 0.25	$ 0.36
Weighted average shares outstanding - basic and diluted	21,515	21,628	21,572	21,628

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
Per Share Data (1)	2012	2011	2012	2011

Net asset value, beginning of period	$ 9.33	$ 10.57	$ 9.26	$ 10.90

Net investment income	0.12	0.26	0.26	0.43
Net realized and unrealized gain (loss) on investments	(0.07)	(1.02)	(0.01)	(1.34)
Net increase (decrease) in net assets resulting from operations	0.05	(0.76)	0.25	(0.91)

Dividends declared	(0.13)	(0.18)	(0.25)	(0.36)
Other (2)	0.04	--	0.03	--

Net asset value, end of period	$ 9.29	$ 9.63	$ 9.29	$ 9.63

(1) Per Share Data is based on weighted average number of common shares outstanding for the period.
(2) Represents the impact of common stock repurchases.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C. ("NGP ECM"). Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed $13 billion in cumulative committed capital since inception. NGP ECM's investment platform includes Natural Gas Partners, NGP Global Adaptation Partners, NGP Energy Technology Partners, L.P. and the Company.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com. Prospective investors should read such materials carefully before investing.

CONTACT: INVESTMENT CONTACT:
         Please send investment proposals to:
         NGP Capital Resources Company 713-752-0062
         Kelly Plato (kplato@ngpcrc.com),
         Michael Brown (mbrown@ngpcrc.com),
         Hans Hubbard (hhubbard@ngpcrc.com), or
         Chris Ryals (cryals@ngpcrc.com)

         INVESTOR RELATIONS CONTACT:
         L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062